Exhibit 3.5

CERTIFICATE OF DESIGNATION

8.0% SERIES C ACCUMULATIVE & CONVERTIBLE PREFERRED UNITS OF UC Asset LP

AMENDED & REINSTATED

June 01, 2026

The undersigned, representing all the members of UCF Asset LLC(the “General Partner”), the sole general partner of UC Asset LP (the “Company” or the “Partnership”), which is a limited partnership organized and existing under and by virtue of the provisions of Delaware law (the “Delaware Law”) , do hereby certify that, pursuant to the authority conferred by the Company’s Limited Partnership Agreement (the “LPA” or the “Bylaws”), in particular, by Section 4.01(a) of the LPA, the General Partner hereby adopts the following resolution on the date of last signature contained hereinunder.

This Amended and Restated Certificate of Designation restates and integrates and further amends the provisions of the original certificate of designation dated May 01, 2025, and all its prior amendments, if any, and supersedes the original certificate and all prior amendments thereto in its entirety.

RESOLVED, a series of preferred units, no par value per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participation, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation

The General Partner hereby designates and creates a series of preferred units to be designated as “8.0% Series C Accumulative & Convertible Preferred Units” (the “Series C Preferred Units”) and fixes the preferences, rights, powers and duties of the holders of the Series C Preferred Units as set forth in this Certificate of Designation.

Each Series C Preferred Unit shall be identical in all respects to every other Series C Preferred Unit.

Section 2. Amount & Face Value

The authorized number of Series C Preferred Units shall be ten million (10,000,000) units (the “Maximum Issuance”), subject to increase by filing an amendment to this Certificate of Designation with respect to such additional units. The Company may, without notice to or consent of the holders of the then outstanding Series C Preferred Units, authorize and issue additional Series C Preferred Units.

Each Series C Preferred Unit shall bear a face value of one dollar even ($1.00), with no par value.

Section 3. Issuance & Issuance Date; Transferability

The Company, at its sole discretion and without notice to or consent of the holders of the then outstanding Series C preferred Units, may issue any number of Series C Preferred Units to any persons, provided that: 1) No fractional amount of Series C Preferred Units may be issued; 2) No units of Series C may be issued prior to the date (the “Qualification Date”) when the Security and Exchange Commission (the “SEC”) qualifies the Company’s offering circular on Form 1-A, as it is first filed on May 08, 2025 and subsequently amended and updated; 3) No units of Series C may be issued to any person who, under security laws and regulations, is not qualified to participate in a Regulation A public offering; AND 4) all Series C Preferred Units shall bear the same issuance date (the “Issuance Date”) as the date when the Company closes and terminates its secondary public offering relying on the aforementioned Form 1-A, regardless of the actual date when a Series C Preferred Units is issued and delivered.

Series C Preferred Units may be transferred and reassigned with the written approval of the Company, provided that the holder has held their Series C Preferred Units for a period exceeding twelve (12) months.

Section 4. Ranking

All shares of common units of the Company (“Common Units”) shall be of junior rank to all preferred units of the Company (“Preferred Units”) with respect to the preferences as to dividends or distributions, and payments upon liquidation event. The rights of the shares of Common Units shall be subject to the preferences and relative rights of the Preferred Units.

All shares of Series A preferred units of the Company have been cancelled and there are no outstanding Series A preferred units by and as of the date of this Certificate of Designation.

All shares of Series B Preferred Units shall be cancelled prior to the Issuance Date, and there shall be no outstanding Series B preferred units by and as of the date of the Issuance Date.

All shares of other series of Preferred Units shall be of junior rank to Series C Preferred Units with respect to the preferences as to dividends or distributions, and payments upon liquidation event. The rights of the shares of other series of Preferred Units shall be subject to the preferences and relative rights of the Series C Preferred Units.

Section 5. Voting Rights.

Holders of Series C Preferred Units shall be entitled to no voting rights on any business matters of the Company.

A holder of Series C Preferred Units shall become a holder of Common Units, and thereby gain voting rights the same as any other Common Unit holders, immediately at the moment when the holder converts any number of Series C Preferred Units into Common Units. Voting rights defined herein shall apply to any ongoing voting processes that are not concluded at the moment of conversion.

Section 6. Portfolio Investments.

All net proceeds (the “Net Proceeds”) received by the Partnership from the issuance of Series C Preferred Units, after retaining by the Partnership a one-time administrative and working capital of no more than twenty percent (20%) of the Net Proceeds, shall be contributed into a newly established and wholly-owned subsidiary of the Partnership. This subsidiary’s sole business purpose shall be to invest and manage the contributed capital in alignment with the Partnership’s business objectives. The total assets of this new subsidiary will constitute a portfolio of investments referred to as “Series C Portfolio Investments”.

Section 7. Preferred Dividends.

Except for preferred dividends defined hereinunder in this Section, holders of Series C Preferred Units shall NOT be entitled to receive any dividends, regardless of any dividends that may be attributed to any other classes of units of the Company, including Common Units and other series of Preferred Units.

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Holders of Series C Preferred Units (“Series C Holders”) shall be entitled to an 8% per annum preferred dividend (“Series C Preferred Dividend”), equivalent to $0.08 per unit, for each fiscal year (“Dividend Year”), payable within thirty (30) days following the filing of the audited annual financial statement for the Dividend Year, provided that the total amount of Series C Preferred Dividend does not exceed the higher amount (“Maximum Annual Distribution”) of i) net operating profit from Series C Portfolio Investments; or ii)audited net income of the Company for the Dividend Year. In the event that the Maximum Annual Distribution of the Dividend Year is insufficient to cover the Series C Preferred Dividend, the deficit shall be accumulated and added to the payable dividend for the subsequent fiscal year. However, for any fiscal year, the total amount of payable Series C Preferred Dividend, including the 8% per annum dividend plus any amount accumulated from prior years, shall not exceed 20% of the face value, i.e., $0.20 per unit (“Dividend Cap”). Any amount of payable dividend exceeding the Dividend Cap shall be automatically and irrevocably forgiven and cancelled.

If, for any fiscal year, the total amount of payable Series C Preferred Dividend exceeds the Dividend Cap and results in forgiveness and cancellation of the excessive amount, the occurrence of such an event shall constitute a “Dividend Cancellation Event”.

Section 8. Conversion

Preferred Units may be convertible into shares of Common Units in accordance with the terms and conditions set forth in this Section.

8.1 Conversion Issuance Amount. The number of Common Units issuable upon conversion of any number of preferred units (the “Conversion Issuance Amount”) shall be determined using the following formula, rounded to the nearest whole number:

Conversion Issuance Amount = (Total Face Value+ Total Accumulated Balance of Unpaid Preferred Dividend from Preceding Years) / Conversion Price.

This formula indicates that the Conversion Issuance Amount of any number of Series C Preferred Units shall equal to their total amount of Face Value plus all accumulated balance of unpaid preferred dividend from preceding fiscal years payable to the holder of these converted preferred units, divided by the Conversion Price, which shall be determined in accordance with terms and conditions contained hereinunder. No fractional shares shall be issued upon a conversion. Instead, any fractional number of units resulting from the conversion shall be rounded to the nearest whole number.

8.2 Conversion Price. The conversion price of Series C Preferred Units shall be determined as the lower one of:

a. One dollar ($1.00); OR,

b. The Audited Net Book Value (as defined in the Company’s LPA) per Common Unit for the fiscal year preceding the conversion; If the Audited Net Book Value is not available for the fiscal year preceding the conversion, the Audited Net Book Value per Common Unit for the most recent fiscal year for which the Audited Net Book Value is available shall be used.

A Conversion Price determined by the above Subsection (b) shall only be updated to the newest value by the end of the earlier day of i) the day when the audited financial statements of the Company are filed with the Security and Exchange Commission (SEC); or ii) one hundred and twenty (120) calendar days after the end of the Company's fiscal year.

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8.3 Conversion at Option of Holder. At any time or times on or after twelve (12) months from the Issuance Date, any Series C Holders shall be entitled to convert any number of Series C Preferred Units at their sole discretion into fully paid and non-assessable shares of Common Units, subject to the terms and conditions contained herein this Section.

Conversion initiated at the option of any Series C Holders shall follow the procedure defined in Subsection 8.6.

8.4 Market Triggered Conversion. The Company may, at its option and sole discretion, without consent from any Series C Holders, cause all outstanding Series C Preferred Units, together with accrued but unpaid dividends, to be converted (the “Market Triggered Conversion”) into fully paid and nonassessable shares of Common Units at the Conversion Price, if the following event (the “Market Trigger Event”) occurs:

a. The Trading Price of its Common Units shall have equaled or exceeded 200% of the Conversion Price either i) for a consecutively fifteen(15) trading day period, or ii) for at least twenty-five(25) days in a thirty(30) consecutive trading day period; AND

b. The average trading volume of its Common Units during the Market Trigger Trading Period shall equal or exceed ten thousand US dollars ($10,000).

In this Certificate, “Trading Price” of the Common Units shall mean, on any trading day (excluding any after-hours trading as of such date), the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system on which the Common Units are listed or admitted to trading or quoted.

“Market Trigger Trading Period” shall mean the trading day period used to meet the requirement in subsection (a) hereinabove, being either fifteen (15) consecutive trading days or thirty(30) consecutive trading days, respectively. Any period during which the Conversion Price is updated according to Section 8.2 of this Certificate shall not be used as a Market Trigger Trading Period.

8.5 More Terms Regarding Market Triggered Conversion.

a. A Market Triggered Conversion shall be applied to all Series C Holders on record and shall cover all outstanding Series C Preferred Units.

b. Market Triggered Conversion Date shall be set forth at a date no later than sixty (60) business days and no less than one (1) business day following the occurrence of the Market Trigger Event.

c. No greater than sixty(60) business days after the occurrence of a Market Trigger Event, notice (the “Market Triggered Conversion Notice”) shall be given to all the Series C Holders on record, either i) by first class mail, and addressed to such holders at their last addresses as shown on the Company’s stock transfer books; or ii) by email, if such holders has previously opted to receive communication through electronic means and has designated an email address on record for such communication. The Market Triggered Conversion Notice shall specify the date fixed for conversion (the “Market Trigger Conversion Date”), the place or places for surrender of Series C Preferred Units if such shares are held in certificated form, and the then effective Conversion Price.

d. Regardless of whether any Series C Holders have received the Market Trigger Conversion Notice, or whether any certificates of Series C Preferred Units have been surrendered, all Series C Preferred Units shall be converted and deemed as being converted into Common Units on the Market Trigger Conversion Date.

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8.6 Mechanics of Conversion Initiated by Holders. The conversion of any Preferred Units initiated by any a Series C Holder shall be conducted following this procedure:

a. Holder’s Delivery Requirements. To convert Preferred Units into shares of Common Units on a date (a “Conversion Date”), the Holder shall 1) transmit in writing, by means of facsimile, email, certified mail, or otherwise deliver, for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Units in the form attached hereto as Schedule I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and 2) surrender to the Company as soon as practicable following such date the original certificates representing the Preferred Units being converted, if these units are held in certificate form.

b. Company’s Response. Upon receipt by the Company of a Conversion Notice, the Company shall 1) as soon as practicable, but in any event within ten (10) Trading Day (the “Share Delivery Date”), send in writing, by means of facsimile, email, certified mail, or otherwise deliver, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein; and 2) if the number of Preferred Units represented by the Preferred Unit Certificate(s) submitted for conversion is greater than the number of Preferred Units being converted, then the Company shall, as soon as practicable, after receipt of the Preferred Unit Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Unit Certificate representing the number of Preferred Units not converted.

c. Record Holder. The Person or Persons entitled to receive the shares of Common Unit issuable upon a conversion of Preferred Units shall be treated for all purposes as the record holder or holders of such shares of Common Unit on the Conversion Date.

d. Damages. If within ten (10) Trading Days after the Company’s receipt of the delivered copy of a Conversion Notice the Company shall fail to instruct the Transfer Agent to process such Conversion Notice, then the Company shall pay cash damages (“Damages”)to such Holder, for each day after the Share Delivery Date that such conversion is not timely effected, in an amount equal to one percent (1.0%) of the product of (i) the sum of the number of shares of Common Units to which such Holder is entitled as set forth in the applicable Conversion Notice and (ii) the Closing Sale Price of the Common Unit on the Share Delivery Date. Such cash damages described above shall become due immediately and will automatically accrue and be added to the total due amount.

e. Limit to Remedy. The Holder’s right to pursue monetary remedies, with respect to the Company’s failure to timely fulfill its obligations defined under Subsection 8.6 (b) hereinabove, shall be limited to the Damages defined as in above Subsection 8.6(d).

8.7 Other terms regarding Conversion

a. Authorization of Common Units. The Company shall, at or prior to the time of any conversion, take any and all actions necessary to increase its authorized, but unissued Common Units and to reserve and keep available out of its authorized, but unissued Common Units, such number of shares of Common Units as shall, from time to time, be sufficient to effect conversion of the Series C Preferred Units.

b. Book-Entry. The Holder and the Company shall maintain records showing the number of Preferred Units so converted and the dates of such conversions. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Units to which the record Holder is entitled shall be controlling and determinative in the absence of manifest error.

c. Dividends for the Current Year. Any Series C Preferred Units converted under terms and conditions of this subsection shall immediately and irrevocably lose eligibility to receive Series C Preferred Dividends for the fiscal year in which the conversion occurs. Instead, holders of the Common Units received from the conversion shall be entitled to receive dividends payable on Common Units for the fiscal year in which the conversion occurs.

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Section 9. Redemption.

9.1 Eligibility for Redemption. Subject to the terms and conditions hereinunder, all issued and outstanding Series C Preferred Units shall become eligible for redemption during a period (the “Redemption Period”) starting from the occurrence of a Dividend Cancellation Event, as defined in Section 7 of this Certificate, until the end of the thirtieth(30th) business day following the occurrence of a Dividend Cancellation Event. During the Redemption Period, any Series C Holders may opt to redeem all or part of their holdings in Series C Preferred Units, subject to the terms and conditions herein.

9.2 Redemption Price. The amount of payment (the “Redemption Price”) that the redeeming Series C Holders shall receive from their redeemed Series C Preferred Units shall equal the total Face Value of the redeemed Preferred Units.

9.3 Forgiveness of Unpaid Preferred Dividends. The Holder of redeemed Series C Preferred Units, by initiating redemption, shall immediately and irrevocably forgive any unpaid balance of preferred dividends on the redeemed Preferred Units, and relieve the Company from any liabilities that may arise out of that unpaid balance.

9.4 Mechanics of Redemption. The redemption of any Preferred Units initiated by any a Series C Holder shall be conducted following this procedure:

a. Holder’s Delivery Requirements. To redeem Preferred Units, the Holder shall, on a date (the “Redemption Date”) which must fall within the Redemption Period, 1) transmit in writing, by means of facsimile, email, certified mail, or otherwise deliver, for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of redemption executed by the registered Holder of the Preferred Units in the form attached hereto as Schedule II (the “Redemption Notice”) to the Company and the Company’s Transfer Agent; and 2) surrender to the Company as soon as practicable following such date the original certificates representing the Preferred Units being converted, if these units are held in certificate form.

b. Company’s Response. Upon receipt by the Company of a Redemption Notice, the Company shall 1) as soon as practicable, but in any event within ten (10) business days (the “Redemption Confirmation Date”), send in writing, by means of facsimile, email, certified mail, or otherwise deliver, a confirmation of receipt of such Redemption Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Redemption Notice in accordance with the terms herein; and 2) if the number of Preferred Units represented by the Preferred Unit Certificate(s) submitted for redemption is greater than the number of Preferred Units being redeemed, then the Company shall, as soon as practicable, after receipt of the Preferred Unit Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Unit Certificate representing the number of Preferred Units not redeemed.

c. Delivery of Payment. The Company shall, as soon as practicable but in any event within ten(10) business days (the “Redemption Payment Date”) following the Redemption Confirmation Date, either: 1) make full payment of the Redemption Price in cash, in accordance with the payment instruction provided in the Redemption Notice; or 2) make any amount of cash payment deemed practicable at the sole discretion of the Company, and issue to the redeeming Series C Holder a promissory note (the “Redemption Promissory Note”), the principal amount of which shall equal the remaining balance of the Redemption Price, with an issuance date on the Redemption Date, a maturity period of six(6) months, and bearing an interest rate of 8% per annum.

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d. Damages & Remedies. In the event that the Company fails to make full payment of the Redemption Price and, subsequently, fails to pay the full outstanding balance of the Redemption Promissory Note upon its maturity, all unpaid amounts shall automatically become a default debt held by the redeeming Series C Holder against the Company, due immediately, and bearing a punitive interest of 12% per annum.

e. Limit to Remedy. The Holder’s right to pursue monetary remedies, with respect to the Company’s failure to timely fulfill its obligations defined under Subsection 9.4 (c) hereinabove, shall be limited to the damages and remedies defined as in above Subsection 9.4(d).

Section 10. Repurchase.

The Company may from time to time purchase Series C Preferred Units, subject to compliance with all applicable securities and other laws, through privately negotiated transactions, public tender offers, or any other legal means subject to the Company’s Bylaw, without notice to or consent of any other holders of the then outstanding Series C Preferred Units except for the holders whose Series C Preferred Units are subject to such repurchase. Any Series C Preferred Units repurchased and canceled by the Company will automatically revert to the status of authorized but unissued Preferred Units.

Section 11. Other Matters.

Any other matters regarding the Series C Preferred Units that are not defined herein shall be guided by the Limited Partnership Agreement of the Company.

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IN WITNESS WHEREOF, this Certificate of Designation of Series C Preferred Units has been executed by a duly authorized officer of this Company on this _______________ (“Initial Issuance Date”).

UC ASSET, LP

General Partner

By:
Larry Xianghong Wu, Managing Membe